 Exhibit 99.1

News Release
AGL Resources Reports Second Quarter 2011 Earnings

▪	Diluted earnings per share (EPS) of $0.23 versus $0.17 in second quarter 2010; Non-GAAP diluted EPS of $0.33 excludes Nicor Inc. merger expenses

▪	Second quarter 2011 earnings before interest and taxes (EBIT) of $62 million compared to $48 million in 2010

▪	First half 2011 diluted EPS of $1.82 (GAAP) / $1.96 (non-GAAP); First half EBIT of $301 million

▪	Nicor Inc. proposed merger remains on track to close in second half of 2011

ATLANTA, August 3, 2011 -- AGL Resources Inc. (NYSE: AGL) today reported second quarter net income of $18 million, or $0.23 per basic and diluted share, compared to net income of $14 million, or $0.17 per basic and diluted share, reported for the same period last year. Excluding the effect of $0.10 per share of costs related to the proposed merger announced in December 2010 with Nicor Inc., the second quarter 2011 non-GAAP EPS was $0.33 per basic and diluted share.

“We are pleased to announce another quarter of solid results. In addition to strong performance at our regulated utility businesses, our non-utility businesses are employing effective strategies to partially mitigate the effects of the current environment of low natural gas price volatility,” said John W. Somerhalder II, AGL Resources Chairman, President and Chief Executive Officer. “As we progress through the year, our top priorities remain consistent operations and closing our merger with Nicor. We have secured all major regulatory approvals with the exception of the Illinois Commerce Commission (ICC). The ICC review process is ongoing and we participated in hearings in mid-July. Our integration teams are working diligently to ensure that we are prepared on Day 1 to continue the efficient, safe and reliable service that AGL Resources and Nicor have historically provided to customers.”

Said Andrew W. Evans, AGL Resources Executive Vice President and Chief Financial Officer, “In the second quarter, AGL Resources’ utility businesses achieved a ten percent increase in EBIT compared to last year. This performance is indicative of our culture of expense control coupled with ongoing investment in the safety and reliability of our distribution systems. Our unregulated businesses posted solid quarterly results as well: recognized commercial activity at Sequent strengthened year-to-year; SouthStar’s results were consistent with 2010 despite a highly competitive Georgia market; and we added new contracts at our storage facilities.” Continued Evans, “We also have made significant progress in our financing related to the Nicor merger. We are finalizing documentation with various institutional investors for a $275 million private placement transaction, and we now have lined-up about 50 percent of the financing requirements for the cash portion of the merger.”

BUSINESS SEGMENT RESULTS

Distribution Operations

The distribution operations segment contributed EBIT of $76 million for the second quarter of 2011, an increase of 10% compared to $69 million for the same period in 2010. Operating margin increased $10 million, primarily driven by an $8 million increase in operating revenues at Atlanta Gas Light resulting from the rate decision in October 2010 and higher regulatory infrastructure program revenues. Additionally, Elizabethtown Gas’ revenues increased by $2 million as a result of increased customer usage and higher regulatory infrastructure program revenues.

Operating expenses increased $3 million relative to the prior-year period, driven mainly by higher compensation and benefit costs as well as an increase in depreciation expenses.

Year-to-date through June 30, 2011, the distribution operations segment contributed EBIT of $217 million, compared to $205 million in 2010. Operating margin was higher by $21 million in 2011 and expenses were up $8 million. The factors influencing second quarter 2011 performance are largely the same drivers of year-to-date results.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, contributed EBIT of $1 million for the second quarter of 2011, equal to that reported for the same period in 2010. Operating margin declined by $1 million as a result of continued high levels of competition and more customers choosing lower margin plans in Georgia, and a decline in revenues from the optimization of storage and transportation assets. Operating expenses decreased $1 million, mainly due to lower bad debt and compensation expenses.

Year-to-date through June 30, 2011, the retail energy operations segment contributed EBIT of $69 million, compared to $75 million in 2010. Operating margin was lower by $8 million and expenses were lower by $2 million. The factors influencing second quarter 2011 performance are largely the same drivers of year-to-date results, with the addition of lower customer usage in the first quarter of 2011 that resulted from warmer weather on a year-over-year basis.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, reported an EBIT loss of $5 million in second quarter of 2011, compared to a loss of $20 million reported for the second quarter of 2010. Operating margin increased $17 million for the second quarter of 2011 as compared to the prior-year period largely driven by the changes in value of instruments used to hedge storage and transportation positions, resulting in a $16 million quarter-over-quarter improvement. Sequent further experienced a $1 million increase in commercial activity compared to the prior-year period.  Changes in natural gas prices and transportation spreads caused Sequent to record storage and transportation hedge gains totaling $8 million during the second quarter of 2011 as compared to $8 million in hedge losses during the second quarter of 2010.

Operating expenses increased $2 million compared to the prior-year period, mainly due to increased incentive compensation and other expenses.

Year-to-date through June 30, 2011, the wholesale services segment contributed EBIT of $28 million, compared to $23 million in 2010. Operating margin was higher by $8 million largely driven by higher commercial activity offset by lower hedge gains. Operating expenses were higher by $3 million due to the same factors influencing second quarter 2011 performance.

Through the hedging of physical natural gas inventory storage balances, Sequent has $11 million of economic value as of June 30, 2011 compared to $25 million at the same point last year. The year-over-year decline in economic value is driven by reduced volatility and lower storage price differentials in the wholesale natural gas market and lower storage inventory balances as compared to last year. This economic value is expected to be recognized as operating revenues in 2011 and 2012 when the projected storage withdrawals occur. This withdrawal schedule can change in response to changes in market conditions, including changes in forward NYMEX natural gas prices.

The lower price differentials in the wholesale natural gas market for storage and transportation coupled with lower volatility are expected to continue to impact Sequent’s earnings and results of operations. Sequent expects to partially mitigate these impacts by continuing to grow its asset portfolio, build its fee-based services and maintain focus on cost control to support growth in these areas.

Energy Investments

The energy investments segment, consisting primarily of AGL Resources’ non-utility natural gas storage facilities, contributed EBIT of $1 million for the second quarter of 2011, compared to no EBIT contribution during the prior-year period. The divestiture of the AGL Networks business on July 1, 2010 resulted in a loss recognized in the second quarter 2010 of $3 million, which was offset by the EBIT contribution from the business for the same period.

Year-to-date through June 30, 2011, the energy investments segment contributed EBIT of $2 million, compared to $3 million in 2010. Operating margin was lower by $7 million and operating and other expenses were lower by $6 million. The sale of AGL Networks was the primary driver of year-to-date results.

INTEREST EXPENSE AND INCOME TAXES

Net interest expense for the second quarter of 2011 was $32 million, up $6 million from the second quarter of 2010. The increase in interest expense resulted from higher average debt outstanding, primarily the result of the additional long-term debt issuance in March 2011, a portion of which is anticipated to be used for funding the proposed Nicor merger. Net interest expense year-to-date of $61 million was $7 million higher than the prior year due to the same factors that influenced the second quarter.

Income taxes for the second quarter of 2011 were $11 million, a $3 million increase compared to the second quarter of 2010, reflecting higher consolidated earnings for the quarter relative to the prior year. Income taxes through June 30, 2011 were $87 million compared to $90 million for the same period in 2010.

2011 EARNINGS OUTLOOK

AGL Resources continues to expect its 2011 earnings to be in the range of $3.10 to $3.20 per diluted share. This earnings expectation assumes normal weather and average volatility in natural gas prices and excludes all effects from the proposed merger with Nicor. However, unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2011 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its second quarter 2011 results on August 3 at 9 a.m. Eastern Daylight Savings Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com), or by dialing 800-638-4930 if calling from the U.S., or 617-614-3944 if dialing from outside of the U.S. (Passcode: 88594155). A replay of the conference call will be available by dialing 888-286-8010 in the United States or 617-801-6888 outside the United States (Passcode: 71932502). A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As an 85-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana and Golden Triangle Storage in Texas. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quotes from John W. Somerhalder II and Andrew W. Evans, the statement concerning how the Company expects to mitigate the impact of market conditions on Sequent’s earnings and results of operations under the heading “Business Segment Results – Wholesale Services,” the statement that the Company intends to use the proceeds of long-term debt issuance to fund the proposed Nicor merger under the heading “Business Segment Results – Interest Expense and Income Taxes,” and the information under the heading "2011 Earnings Outlook." Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment and the current economic uncertainty; general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

In addition, in this press release AGL Resources has presented its earnings per share excluding expenses incurred with respect to the proposed Nicor merger.  As the company does not routinely engage in transactions of the magnitude of the proposed Nicor merger, and consequently does not regularly incur transaction-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger expenses provides investors with an additional measure of AGL Resources’ core operating performance.

EBIT, operating margin and EPS excluding merger expenses should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income, net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT, operating margin and non-GAAP EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc.
Condensed Consolidated Statements of Income
Unaudited

	For the three months ended
In millions, except per share amounts	June 30, 2011	June 30, 2010	Fav / (Unfav)
Operating revenues	$375	$359	$16
Operating expenses
Cost of gas	134	141	7
Operation and maintenance expenses	127	119	(8)
Depreciation and amortization expenses	42	39	(3)
Taxes other than income taxes	12	12	-
Total operating expenses	315	311	(4)
Operating income	60	48	12
Other income	2	-	2
Earnings before interest and taxes	62	48	14
Interest expenses, net	32	26	(6)
Earnings before income taxes	30	22	8
Income tax expense	11	8	(3)
Net income	19	14	5
Less net income attributable to the noncontrolling interest	1	-	(1)
Net income attributable to AGL Resources Inc.	$18	$14	$4

Earnings per common share
Basic	$0.23	$0.17	$0.06
Diluted	$0.23	$0.17	$0.06

Weighted average shares outstanding
Basic	77.9	77.4	(0.5)
Diluted	78.5	77.8	(0.7)

Earnings before interest and	For the three months ended
taxes by segment (in millions)	June 30, 2011	June 30, 2010	Fav / (Unfav)
Distribution operations	$76	$69	$7
Retail energy operations	1	1	-
Wholesale services	(5)	(20)	15
Energy investments	1	-	1
Corporate	(11)	(2)	(9)
Consolidated earnings before interest and taxes	$62	$48	$14

AGL Resources Inc.
Condensed Consolidated Statements of Income
Unaudited

	For the six months ended
In millions, except per share amounts	June 30, 2011	June 30, 2010	Fav / (Unfav)
Operating revenues	$1,253	$1,362	$(109)
Operating expenses
Cost of gas	589	712	123
Operation and maintenance expenses	258	244	(14)
Depreciation and amortization expenses	83	79	(4)
Taxes other than income taxes	25	26	1
Total operating expenses	955	1,061	106
Operating income	298	301	(3)
Other income	3	2	1
Earnings before interest and taxes	301	303	(2)
Interest expenses, net	61	54	(7)
Earnings before income taxes	240	249	(9)
Income tax expense	87	90	3
Net income	153	159	(6)
Less net income attributable to the noncontrolling interest	11	11	-
Net income attributable to AGL Resources Inc.	$142	$148	$(6)

Earnings per common share
Basic	$1.83	$1.91	$(0.08)
Diluted	$1.82	$1.90	$(0.08)

Weighted average shares outstanding
Basic	77.8	77.3	(0.5)
Diluted	78.3	77.7	(0.6)

Earnings before interest and	For the six months ended
taxes by segment (in millions)	June 30, 2011	June 30, 2010	Fav / (Unfav)
Distribution operations	$217	$205	$12
Retail energy operations	69	75	(6)
Wholesale services	28	23	5
Energy investments	2	3	(1)
Corporate	(15)	(3)	(12)
Consolidated earnings before interest and taxes	$301	$303	$(2)

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
Unaudited

	For the three months ended
In millions	June 30, 2011	June 30, 2010	Fav / (Unfav)
Operating revenues	$375	$359	$16
Cost of gas	134	141	7
Operating margin	$241	$218	$23

	For the six months ended
In millions	June 30, 2011	June 30, 2010	Fav / (Unfav)
Operating revenues	$1,253	$1,362	$(109)
Cost of gas	589	712	123
Operating margin	$664	$650	$14